Exhibit 99.1

[Northwestern Mutual Logo]

FOR IMMEDIATE RELEASE
For further information, contact:
Jean Towell, 1-800-323-7033
mediarelations@northwesternmutual.com

NORTHWESTERN MUTUAL REPORTS 2005 RESULTS

COMPANY ACHIEVES EXCELLENT OPERATING RESULTS AND SURPLUS GROWTH

MILWAUKEE, WI (JANUARY 26, 2006) – Northwestern Mutual announced strong financial results for 2005, with nearly $5 billion in operating gains before dividends and taxes and a record total surplus position at year-end of $12.9 billion. The company expects to again lead its industry in total individual life and disability insurance dividends, with an estimated payout of $4.3 billion for 2006.

“It was an exceptional year — financially, we’ve never been stronger,” said Northwestern Mutual President and CEO Ed Zore. “Our surplus position reached all-time highs on both an absolute and relative basis, our corporate operations remained extremely efficient and our investment results were excellent. As a mutual company, these exceptional financial results bolster our financial strength and enable us to deliver solid long-term product value to our clients and policyowners.”

The company highlighted the following 2005 financial results:

•	Total surplus, including asset valuation reserve, increased 12.4 percent to $12.9 billion from $11.5 billion at the end of 2004. The ratio of total surplus to general account insurance reserves at the end of 2005 was 13.8 percent, compared to 13.2 percent at the end of the previous year.

•	Gains before dividends and taxes of $4.9 billion rose 10 percent over 2004, a reflection of significant growth in net investment earnings and continued excellent mortality and morbidity experience on its life insurance and disability insurance products, respectively. After dividends and taxes, the company achieved net gains from operations of $614 million in 2005.

•	Dividends to participating policyowners of an estimated $4.3 billion have been approved for 2006, including a 7.5 percent dividend interest rate to be credited on most unborrowed life insurance funds.

•	Life insurance in force reached $930.5 billion, an increase of more than 7 percent from year-end 2004.

•	Consolidated assets under management (Northwestern Mutual statutory assets and Russell Investment Group third party assets under management) reached $288 billion, an increase of 13 percent.

“To maintain our outstanding operating results and financial strength year after year, it’s important to focus on the fundamentals,” explained Zore, “and in 2005, our fundamentals were excellent.” The operating fundamentals cited by Zore, which the company credits as factors responsible for the financial performance in 2005, include:

•	Balanced investment strategy, featuring a high-quality, diversified fixed income and equity portfolio, managed with a view toward superior long-term results.

•	Disciplined underwriting, with an emphasis on well-designed products and careful assessment of insurance risk.

•	Rigorous expense management, including an emphasis on operating efficiency in its corporate operations. The company’s cost structure also benefits from the productivity of its professional, well-trained and efficient career agency distribution system.

•	Strong policyowner satisfaction, as evidenced by the company’s strong persistency rate of 96.4 percent for life insurance in-force, which is expected to remain among the highest in the industry.

The record surplus position at year-end 2005 was aided by the performance of the company’s investment portfolio. Net investment income increased 7 percent to more than $6.5 billion in 2005, attributable to 7 percent growth in invested assets and distributions from partnerships and joint ventures, offset in part by lower book yields on fixed income investments. Investment results also contributed $653 million of net realized and unrealized capital gains to surplus during 2005.

Total insurance premium revenue, including new and renewal premiums, increased to $11.4 billion, up more than 6 percent. New life insurance premium revenue was $1.1 billion for 2005, down 6 percent from 2004 due to a record amount of new single-premium bank-owned life insurance sold in 2004.

Sales growth for other risk protection products was strong during 2005. New premium revenue for the company’s Long-Term Care product increased 15 percent to $22 million, while new premium revenue for Disability Income (individual and group DI) increased nearly 7 percent to $155 million.

New premiums and deposits for annuity contracts totaled $997 million, a 26 percent increase over last year. Sales of mutual funds by financial representatives registered with Northwestern Mutual Investment Services, LLC were $6.3 billion, a 12 percent increase over 2004.

The Northwestern Mutual Life Insurance Company, Milwaukee, WI (Northwestern Mutual), the nation’s largest direct provider of individual life insurance, according to statistics compiled from A. M. Best data, has always received the best possible insurance financial strength ratings from Standard & Poor’s, Fitch Ratings, A. M. Best and Moody’s. For 22 years, a FORTUNE magazine survey has named Northwestern Mutual “Most Admired” in its industry. The company has also been recognized as one of the “50 Best Companies to Sell For,” by Selling Power magazine (2005).

The company, its subsidiaries and affiliates are also providers of annuities, mutual funds, long-term care insurance, disability income insurance and employee benefit services to the group employee and executive markets. These products and services are distributed through the Northwestern Mutual Financial Network and its financial representatives. Among its affiliated companies are those that comprise the Russell Investment Group, which provide investment management and advisory services; Northwestern Mutual Investment Services, LLC (NMIS), the securities brokerage firm; and Northwestern Mutual Wealth Management Company, a limited purpose federal savings bank and a registered investment adviser. A subsidiary, Northwestern Long Term Care Insurance Company, offers long-term care insurance. Further information on Northwestern Mutual can be found at: www.nmfn.com.

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Summary of Operations and Changes in Surplus

(Consolidated statutory basis, in millions)*

Year ended December 31:	2005	2004
Premiums	$11,363	$10,682
Net investment income	6,543	6,117
Other income	494	511

Total revenue	18,400	17,310

Policyowner benefits	4,577	4,487
Increase in benefit reserves	7,109	6,603
Commissions and expenses	1,774	1,741

Total benefits and expenses	13,460	12,831

Gain before dividends and taxes	4,940	4,479

Policyowner dividends	4,269	3,880

Gain before taxes	671	599
Income tax expense (benefit)	57	(124)

Net gain from operations	614	723
Net realized capital gains	310	94

Net income	924	817

Change in net unrealized capital gains	343	645
Change in asset valuation reserve	27	12
Other surplus changes	153	(87)

Net increase in surplus	$1,447	$1,387

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Summary of Financial Position

(Consolidated statutory basis, in millions)*

December 31:	2005	2004
Bonds and cash	$68,023	$63,879
Mortgage loans	18,118	17,240
Policy loans	10,265	9,750
Common and preferred stocks	8,120	7,414
Real estate	1,620	1,619
Other investments	6,935	5,774

Total investments	113,081	105,676

Other assets	4,223	3,963
Separate account assets	15,753	14,318

Total assets	$133,057	$123,957

Policy benefit reserves	$94,144	$87,588
Policyowner dividends	4,270	3,910
Asset valuation reserve	2,529	2,556
Other liabilities	5,980	6,651
Separate account liabilities	15,753	14,318

Total liabilities	122,676	115,023

Surplus	10,381	8,934

Total liabilities and surplus	$133,057	$123,957

*	The accompanying financial information is based on accounting practices prescribed or permitted by the Office of the Commissioner of Insurance of the State of Wisconsin (“statutory basis of accounting”). Financial statements prepared on the statutory basis of accounting differ materially from financial statements prepared in accordance with generally accepted accounting principles (“GAAP”).

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